Exhibit 99.32
Execution Copy

TERMINATION AGREEMENT

THIS TERMINATION AGREEMENT (this “Agreement”), dated as of  November 3, 2010, by and among EDF Inc. (f/k/a EDF Development Inc.), a Delaware corporation (“EDFD”), E.D.F. International S.A. (f/k/a Electricité de France International, S.A.), a société anonyme organized under the laws of France (“EDFI”) and Constellation Energy Group, Inc., a Maryland corporation (“Constellation”, and together with EDFD and EDFI, the “Parties”).

W I T N E S S E T H :

WHEREAS, on October 26, 2010, Constellation and Electricité de France, S.A. entered into a Master Agreement, whereby Constellation agreed, among other things, to terminate, and Electricité de France, S.A. agreed to cause its subsidiaries to terminate, the Amended and Restated Investor Agreement dated December 17, 2008 by and between Constellation and EDFI (the “Amended and Restated Investor Agreement”) and the Stock Purchase Agreement dated December 17, 2008, by and among Constellation, EDFD and EDFI (the “Stock Purchase Agreement”); and

WHEREAS, the Parties desire to terminate the Amended and Restated Investor Agreement and the Stock Purchase Agreement as provided in this Agreement.

NOW, THEREFORE, in consideration of the promises and the mutual representations, warranties, covenants and agreements set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

TERMINATION

Section 1.1 Termination of the Amended and Restated Investment Agreement and Stock Purchase Agreement.  The Parties hereby immediately, irrevocably and unconditionally terminate in full the Amended and Restated Investment Agreement and the Stock Purchase Agreement, which shall henceforth be null and void, and each Party for itself and its Affiliates (as defined below), predecessors, successors in interest, assigns, equityholders, members, partners, principals, officers, directors, attorneys, agents and other representatives hereby absolutely and irrevocably releases and forever discharges the other parties to the Amended and Restated Investment Agreement and the Stock Purchase Agreement, together with their respective Affiliates, predecessors, successors in interest, assigns, equityholders, members, partners, principals, officers, directors, attorneys, agents and other representatives from liability for any and all claims, actions, causes of action, demands, debts, liens, contracts, agreements, promises, representations, torts, costs, legal fees, monies, obligations, judgments, damages or liabilities of any nature and kind and whether in law, equity, contract, tort or otherwise (“Losses”), in each case to the extent arising out of, or under, or relating to the Amended and Restated Investment Agreement, the Stock Purchase Agreement, the purchase of any Constellation securities prior to the date hereof or the Parties’ capacities as shareholders prior to the date hereof of  one another, whether or not known now, heretofore or hereafter, whether anticipated or unanticipated, suspected or claimed, fixed or contingent, whether accrued or not and whether damage has yet resulted from such or not, which such party had, has or may ever have.  For purposes of this Agreement, “Affiliate” means, with respect to any Person (as defined in Section 2.1(c)), any other Person directly or indirectly controlled by, controlling or under common control with, such Person.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

Section 2.1 Representations and Warranties of the Parties .  Each of Constellation, EDFD and EDFI hereby represents and warrants to the other, as of the date hereof, as follows:

(a) Organization.  Such Party is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has the requisite power and authority to carry on its business as it is now being conducted.

(b) Due Authorization.  Such Party has all right, power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.  The execution, delivery and performance by such Party of this Agreement, and the consummation by such Party of the transactions contemplated hereby and thereby (i) are within the power and authority of such Party and (ii) have been duly authorized by all necessary action on the part of such Party.  This Agreement constitutes a valid and binding agreement of such Party enforceable against such Party in accordance with its respective terms, except as such enforcement is limited by bankruptcy, insolvency and other similar laws affecting the enforcement of creditors’ rights generally and for limitations imposed by general principles of equity.

(c) Consents; No Violations.  Neither the execution, delivery or performance by such Party of this Agreement nor the consummation of the transactions contemplated hereby will (i) conflict with, or result in a breach or a violation of, constitute a default under or give any third party the right to terminate or accelerate any obligation under any provision of (A) the organizational or governing documents of such Party, (B) any indenture, mortgage, loan agreement or material lease or any other material agreement to which such Party is a party or its assets are bound, (C) any material judgment, order or decree applicable to any such Party or its assets, or (D) any Law (as defined below) applicable to such Party or its assets, or (ii) require any consent, approval or authorization of, notification to, filing with, or exemption or waiver by, any Governmental Entity (as defined below) or any other Person (as defined below).  For purposes of this Agreement, (i) “Governmental Entity” shall mean any supernational, national, foreign, federal, state or local judicial, legislative, executive, administrative, governmental or regulatory body, commission or authority (including any self-regulatory organization); (ii) “Law” shall mean, for any Person, all foreign, federal, state, and local laws, statutes, ordinances, rules, regulations, orders, permits, licenses, certificates of authority, judgments, decrees and bodies of law, in each case of or by any Governmental Entity, to which such Person or any of its business is subject; and (iii) “Person” shall mean any individual, firm, corporation, limited liability company, partnership, company, trust or other entity, and shall include any successor (by merger or otherwise) of such entity.

(d) Litigation.  There is no action, suit, claim, proceeding, arbitration, governmental inquiry or investigation pending or, to such Party’s Knowledge (as defined below), threatened against such Party, at law or in equity, before or by any governmental or regulatory department, commission, board, bureau, agency or instrumentality, domestic or foreign, which, if adversely determined, would prevent the consummation of the transactions contemplated by this Agreement in accordance with the terms hereof.  For purposes of this Agreement, “Knowledge”, with respect to each Party, shall mean the actual knowledge of any executive officer of such Party.

ARTICLE III

MISCELLANEOUS

Section 3.1 Successors and Assigns.  This Agreement shall bind and inure to the benefit of the Parties and their respective successors, permitted assigns, heirs and personal representatives.

Section 3.2 Entire Agreement.  This Agreement contains the entire agreement among the Parties with respect to the transactions contemplated by this Agreement and supersedes all prior and contemporaneous arrangements or understandings with respect thereto.

Section 3.3 Notices.  All notices, requests, consents and other communications hereunder to any Party shall be deemed to be sufficient if contained in a written instrument delivered in person or sent by telecopy, nationally recognized overnight courier or first class registered or certified mail, return receipt requested, postage prepaid, addressed to such Party at the address set forth below or such other address as may hereafter be designated in writing by such Party to the other Parties:

(i)            if to Constellation, to:

Constellation Energy Group, Inc.
750 East Pratt Street, 18th Floor
Baltimore, Maryland 21202
Phone: (410) 470-3011
Fax:  (410) 470-5766
Attention:  Charles Berardesco

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP
655 15th Street, NW
Washington, DC 20005
Phone: (202) 879-5000
Fax:  (202) 879-5200
Attention: George P. Stamas and Mark D. Director

(ii)	If to EDFI to:

E.D.F. International S.A.
20, Place de la Défense
92050 Paris
France
Phone: +33 1 56 65 08 71

Fax: +33 1 56 65 20 03
Attention:  Anne Collas-Thiebault

with a copy (which shall not constitute notice) to:

Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, NY 10006
Phone: (212) 225-2000
Fax: (212) 225-3999
Attention: Neil Q. Whoriskey and Pierre-Yves Chabert

(iii)	if to EDFD to:

EDF Inc.
5404 Wisconsin Avenue, Suite 400
Chevy Chase, MD 20815
Phone: (202) 744-8019
Fax: (202) 744-8049
Attention:  Alexander Daniels

with a copy (which shall not constitute notice) to:

Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, NY 10006
Phone: (212) 225-2000
Fax: (212) 225-3999
Attention: Neil Q. Whoriskey and Pierre-Yves Chabert

All such notices, requests, consents and other communications shall be deemed to have been given or made if and when delivered personally or by overnight courier to the Parties at the above addresses or sent by electronic transmission, with confirmation received, to the telecopy numbers specified above (or at such other address or telecopy number for a Party as shall be specified by like notice).  Any notice delivered by any Party hereto to any other Party hereto shall also be delivered to each other Party hereto simultaneously with delivery to the first Party receiving such notice.

Section 3.4 Counterparts.  This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

Section 3.5 Headings.  The headings of the sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Agreement.

Section 3.6 Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

Section 3.7 Dispute Resolution.  In the event of any dispute arising out of or in connection with this Agreement, including any dispute regarding its existence, breach, termination or validity, each Party shall have the right to have recourse to and shall be bound by the pre-arbitral referee procedure of the International Chamber of Commerce in accordance with its Rules for a Pre-Arbitral Referee Procedure.  All disputes arising out of or in connection with this Agreement (including as to existence, breach, termination and validity) shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce (the “Rules”) by three arbitrators appointed in accordance with said Rules.  The place of the pre-arbitral referee procedure and of the arbitration procedure shall be New York, New York, United States of America.  The proceedings before the arbitral tribunal (including with respect to the Pre-Arbitral Referee Procedure) shall be governed by the Rules.  The rules of law to be applied by the arbitral tribunal to the merits of the dispute shall be the rules of law of the State of New York.  The language of the arbitration shall be English.  Evidence shall be provided in English and pleadings shall be done in English.   The arbitral tribunal shall render its decision within six months from the date of signature of the terms of reference.  Any decision or award of the arbitral tribunal shall be final and binding upon the parties to the arbitration proceeding.  Without limiting the authority conferred on the arbitral tribunal by this Agreement and the Rules, the arbitral tribunal shall have the authority to award specific performance.  The Parties waive to the extent permitted by applicable law any rights to appeal or to review of such award by any court or tribunal.  The Parties hereby submit to the exclusive jurisdiction of the federal and state courts of the State of New York sitting in the Borough of Manhattan, and agree not to raise any objection to venue in such court, with respect to the enforcement of this Section 2.7 and any application to confirm, vacate or modify the decision or award of the arbitration tribunal.  The Parties agree that, once confirmed, the arbitral award may be enforced against the parties to the arbitration proceeding or their assets wherever they may be found.

Section 3.8 Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any Party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

Section 3.9 Amendment and Waivers.  No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Parties.  Any Party may (i) waive any inaccuracies in the representations and warranties of another Party contained herein or in any document delivered by another Party pursuant hereto or (ii) waive compliance with any of the agreements of another Party contained herein.  Any such waiver shall be valid only if set forth in an instrument in writing signed by the Parties to be bound thereby.  Any such waiver shall not be construed as a waiver of any subsequent breach or a subsequent waiver of the same term or condition, or a waiver of any other term or condition of this Agreement. The failure of any Party hereto to assert any of its rights hereunder shall not constitute a waiver of any of such rights.

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IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement as of the date first above written.

CONSTELLATION ENERGY GROUP, INC.

By:	/s/ Charles A. Berardesco
Name: Charles A. Berardesco
Title: Senior Vice President and Secretary

E.D.F. INTERNATIONAL S.A.

By:	/s/ Steven Wolfram
Name: Steven Wolfram
Title: General Counsel – Development, EDF S.A.

EDF INC.

By:	Jean-Pierre Benqué
Name: Jean-Pierre Benqué
Title: President

Signature Page to Termination Agreement relating to
Amended and Restated Investor Agreement